SECOND QUARTER REPORT 2012

Fellow Shareholders:

The first half of 2013 has been productive for Harris & Harris Group. Net asset value per share (“NAV”) has increased from $4.13 as of December 31, 2012, to $4.24 as of June 30, 2013. There have been positive third-party news stories and public releases about the accomplishments of many of our portfolio companies. We monetized more of our public position in Solazyme, Inc. We had $26 million in cash, U.S. Treasuries and receivables as of June 30, 2013, with an additional $10 million in secondary liquidity comprised of our publicly traded securities. To date, the return multiple on our investment on only the shares we have sold of Solazyme has been approximately 470 percent, including premiums from option sales.

On July 18, 2013, we announced the closing of the sale of Xradia, Inc. to Carl Zeiss. This sale provided an additional $12.8 million in cash at the close and the potential for an additional $2.4 million in future cash currently being held in escrow. The Xradia sale will represent a 380 percent return multiple on our investment, assuming all escrow payments are received.

We led one new investment in a start-up company, EchoPixel, Inc., a data visualization company helping various groups of users to make better sense of data coming from advanced scientific and medical equipment. It utilizes proprietary algorithms and off-the-shelf hardware to render and analyze information, amplifying human expertise with machine learning capabilities. Harris & Harris Group purchased between 10 and 20 percent of EchoPixel with its initial investment of $750,000. Echopixel is representative of our “BIOLOGY+” strategy that we have discussed briefly in the Management Discussion and Analysis section on page 63 of our Quarterly Report on Form 10-Q.

Our strategic priorities remain focused on growing our NAV and generating returns for shareholders by 1) working closely with our best portfolio companies to maintain or increase our ownership to provide more meaningful returns upon exit; 2) organizing the company to manage third-party capital; and, 3) investing for growth in sectors that we believe have the opportunity to provide outsized-investment returns. We believe it is our existing portfolio that will provide the potential for growth over the next five years. We believe partnering and investing in new portfolio companies will provide the potential for growth from years five to fifteen and beyond.

Over the remainder of the year, we will issue a series of communications aimed at informing the market and our shareholders about our corporate strategy, our “BIOLOGY+” strategy as we continue to invest for future growth, and the uniqueness of our current portfolio companies. Additionally, as some of our most mature portfolio companies continue to execute on their business plans and begin to plan for potential initial public offerings or sales, we will host our fourth “Meet the Portfolio Day,” to highlight the exciting businesses of these companies. Currently, we plan to host this “Meet the Portfolio Day” during the first quarter of 2014.

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In this letter, we would like to focus on our existing portfolio as a whole. We currently believe this portfolio has the potential to provide outsized growth of our NAV and will drive value for our shareholders over the next five years.

There are 26 companies in our venture capital portfolio. This does not include 1) our publicly traded shares of Solazyme; 2) the recently acquired portfolio company Xradia; 3) the three venture debt deals, GEO Semiconductor Inc., Nano Terra, Inc., and OHSO Clean, Inc.; and, our rights to milestone payments from Amgen, Inc. and Laird Technologies, Inc. As of June 30, 2013, we valued only these 26 companies at $82.8 million. Including the companies referenced above, we value our total venture capital portfolio at $108.7 million as of June 30, 2013.

Since 1983, including the gains from Xradia and the gains on our remaining investment in Solazyme if those shares were sold or called under outstanding in-the-money option contacts as of June 30, 2013, we generated aggregate net realized gains of $88.9 million on invested capital of $112.4 million, or a multiple of 1.8 times invested capital. As of June 30, 2013, we have approximately $100 million invested in these 26 portfolio companies. We expect to invest additional capital in these companies prior to realization of our investments. If our current portfolio returns capital at a similar rate to our current historical multiple to invested capital, including currently projected future follow-on investments in these companies, we currently believe this portfolio has the potential to yield significant cash returns to Harris & Harris Group over the coming years. We note that future return multiples on invested capital may be materially different from historical multiples, and we cannot assure you when or if any of the above-discussed investments will be monetized.

There are three main drivers of our potential growth in value over the next five years. First, we have a larger portfolio of more mature companies than we have had historically. Second, we believe the quality of our existing portfolio is stronger than it has been historically. Third, we own a larger percentage of the companies in the existing portfolio than we have owned historically.

The table below depicts the change in our ownership of our portfolio companies from 2001 through 2013 as our assets have increased. Our investment-weighted average ownership has increased from approximately 5 percent for investments initially made between 2001 and 2004 to approximately 14 percent for investments initially made between 2009 and 2013. This increasing ownership, which we have noted in previous shareholder communications, gives us more control over these companies to potentially affect outcomes beneficial to Harris & Harris Group. Over the coming five years, as companies where our initial investment was made between 2005 and the present continue to mature and exit, we currently believe our increased levels of ownership have the potential to provide greater returns than our historical investments.

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As important, by studying our portfolio in greater detail, it is evident to us that potential returns from about half the companies in our portfolio could be the real drivers of NAV growth over the coming years. In previous communications with shareholders, we have discussed how we are managing our portfolio, feeding the “fat hogs” and starving the “lean hogs” to maximize our value at exit. Many of the leaner hogs have been culled through write-downs in valuation and de-emphasis in terms of the time allocation of our team. These steps allow us to focus our time and capital on the companies we believe will be the drivers of our growth. This increases the risk and potential loss of invested capital in these portfolio companies, but it also may increase the potential returns if they are successful. We currently believe companies like D-Wave, Metabolon, Adesto, SiOnyx, HzO, PWA, Enumeral, Ultora, AgBiome and Echopixel have the potential to be real drivers of growth in our portfolio in the coming years.

Although we continue to believe that we will see potential exits through either initial public offerings or mergers or acquisitions in 2014, we currently believe the majority of our potential returns, those that will provide increasing cash to Harris & Harris Group, will occur over the next two to four years. During this time, we will continue to make investments in new and existing companies from our current primary and secondary liquidity. While we currently do not believe we will need to access the public markets for additional equity capital, we may explore non-dilutive ways to have access to additional capital if and when the opportunities present themselves.

In order to realize attractive returns over the next five years, we need our portfolio companies to execute. This is where our time and energy is focused when we are not performing due diligence on new opportunities or when we are not focused on partnership discussions. Over the coming quarters, we will also be focusing additional efforts on communicating our story to institutional shareholders so that as we execute over the coming years, we have the support of new shareholders interested in our ongoing story.

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Thank you for your continued support. We realize it has been a long road for many of our dedicated shareholders. We are focused on increasing NAV through gains on our investments in our current and future portfolio companies, and we believe this execution will lead to increases in value for shareholders of Harris & Harris Group. We look forward to your questions and comments as we increase our communications over the next few months and please plan on attending our next “Meet the Portfolio Day.” This will be our most exciting event yet.

Douglas W. Jamison
Chairman, Chief Executive Officer
and Managing Director

August 12, 2013

This letter may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this letter. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The reference to the website www.HHVC.com has been provided as a convenience, and the information contained on such website is not incorporated by reference into this letter.

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